Exhibit 10.15

SECUREWORKS CORP.

2016 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

COVER SHEET

SecureWorks Corp., a Delaware corporation (the “Company”), hereby grants restricted shares of the Company’s Class A common stock, par value $0.01 per share (the “Stock”), to the Grantee named below, subject to the vesting conditions set forth below (the “Restricted Stock”), for consideration received. Additional terms and conditions of the Restricted Stock are set forth on this cover sheet and in the attached Restricted Stock Agreement (together, the “Agreement”) and in the SecureWorks Corp. 2016 Long-Term Incentive Plan (as amended from time to time, the “Plan”).

Grant Date:

Name of Grantee:

Number of Shares of Restricted Stock:

Vesting Schedule:	If you continue in Service on each applicable vesting date, the shares of Restricted Stock shall vest in four equal annual installments on each of the first (1st), second (2nd), third (3rd), and fourth (4th) anniversaries of the Grant Date, provided that any fractional shares shall be rounded down to the nearest whole share on each of the first three (3) vesting dates and, if applicable, shall vest on the last vesting date.

By your signature below or by your electronic acknowledgement of this Agreement, you agree to all of the terms and conditions described in the Agreement and in the Plan (if this is in paper form, a copy of the Plan is attached and if this is in electronic form, a copy of the Plan is available on this website). You acknowledge that you have carefully reviewed the Plan and agree that the Plan shall control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Grantee:		Date:
(Signature)

Company:		Date:
(Signature)

Name:

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

SECUREWORKS CORP.

2016 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Restricted Stock	This Agreement evidences an award of shares of Restricted Stock in the number set forth on the cover sheet and subject to the terms and conditions set forth in the Agreement and the Plan.

Transferability	Your shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the shares of Restricted Stock be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit your shares of Restricted Stock.

Vesting

Your shares of Restricted Stock shall vest in accordance with the vesting schedule set forth on the cover sheet of this Agreement, so long as you continue in Service on each applicable vesting date. You may not vest in more than the number of shares of Stock covered by your Restricted Stock, as set forth on the cover sheet of this Agreement.

Notwithstanding your vesting schedule, the shares of Restricted Stock shall become 100% vested upon your termination of Service due to your death or Disability. No additional portion of your shares of Restricted Stock shall vest after your Service has terminated for any reason.

Leaves of Absence

For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by your employer in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by Applicable Laws. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

Your employer may determine, in its discretion, which leaves count for this purpose and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan. Notwithstanding the foregoing, the Company may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

Change in Control

Notwithstanding the vesting schedule set forth above, upon the consummation of a Change in Control, if assumed or substituted for, the shares of Restricted Stock shall become 100% vested upon your Involuntary Termination within the twelve (12)-month period following the consummation of the Change in Control.

“Involuntary Termination” means termination of your Service by reason of (i) your involuntary dismissal by the Company, an Affiliate, or their successors for reasons other than Cause; or (ii) your voluntary resignation for “good reason” as defined in a written employment or other written compensatory agreement between you and the Company or an Affiliate, or if none, then your voluntary resignation following the occurrence, without your written consent, of one or more of the following: (x) a material reduction in your base salary, target annual or long-term incentive compensation (whether payable in cash or otherwise), or health and welfare benefits, unless such reduction is part of an across-the-board reduction for all employees who are in the same salary grade as you as of the time of such reduction, (y) your demotion of more than one job grade, or (z) relocation of your principal work location to a location more than fifty (50) miles from the work location to which you are currently assigned. For a voluntary resignation to qualify as for “good reason,” you must provide written notice to the Company or its successor of any of the foregoing occurrences within ninety (90) days of the initial occurrence; the Company must fail to remedy such occurrence within the thirty (30)-day cure period following the date of such written notice; and you must resign within sixty (60) days after the Company’s cure period has ended.

Forfeiture of Unvested Shares of Restricted Stock	Unless the termination of your Service triggers accelerated vesting or other treatment of your shares of Restricted Stock pursuant to the terms of this Agreement, the Plan, a written employment or other written compensatory agreement between you and the Company or an Affiliate, or a written compensatory program or policy of the Company or an Affiliate otherwise applicable to you, you will immediately and automatically forfeit to the Company all of your unvested shares of Restricted Stock in the event your Service terminates for any reason.

Forfeiture of Rights

You understand and agree that if the Company, acting through the Committee, determines that you engaged in Conduct Detrimental to the Company during your Service or during the one-year period following the termination of your Service, (i) your unvested shares of Restricted Stock shall immediately and automatically expire; and (ii) if you have vested in any shares of Stock during the two (2)-year period prior to your actions, you will owe the Company a cash payment (or forfeiture of shares of Stock) in an amount determined as follows: (a) for any shares of Stock that you have sold prior to receiving notice of the foregoing determination from the Company, the amount will be the proceeds received from any and all sales of those shares of Stock, and (b) for any shares of Stock that you still own, the amount will be the number of shares of Stock owned times the Fair Market Value of the shares of Stock on the date you receive such notice from the Company (provided, that the Company may require you to satisfy your payment obligations hereunder either by forfeiting and returning to the Company the shares or any other shares of Stock or making a cash payment or a combination of these methods as determined by the Company in its sole discretion). You understand and agree that the forfeiture and/or repayment under this Agreement is separate from and does not preclude the Company from seeking relief based on your conduct that constitutes Conduct Detrimental to the Company.

For purposes of this provision, “Conduct Detrimental to the Company” means: (i) you engage in serious misconduct, whether or not such serious misconduct is discovered by the Company prior to the termination of your Service; (ii) you breach your obligations to the Company or an Affiliate under any of your written agreements with the Company or an Affiliate; (iii) you engage in Conflicting Activities (as defined below); or (iv) you solicit the Company’s employees (as defined below).

For purposes of this Agreement, a “Company employee” means any person employed by the Company or any of its Subsidiaries and “solicit the Company’s employees” means that you communicate in any way with any other person regarding (i) a Company employee leaving the employ of the Company or any of its Subsidiaries; or (ii) a Company employee seeking employment with any other employer. This provision does not apply to those communications that are within the scope of your employment that are taken on behalf of your employer.

For purposes of this Agreement, “Conflicting Activities” means you, without advance, express, written consent of the Company’s Vice President of Human Resources or equivalent position: (i) are or become a principal, owner, officer, director, shareholder, or other equity owner (other than a holder of less than 5% of the outstanding shares or other equity interests of a publicly traded company) of a Direct Competitor (as defined below); (ii) are or become a partner or joint venture in any business or other enterprise or undertaking with a Direct Competitor; or (iii) work or perform services (including contract, consulting, or advisory services) for a Direct Competitor in any geographic area where the Company or an Affiliate materially conducts business, if your services are similar in any material way to the services you performed for the Company or an Affiliate in the twelve (12) months preceding the termination of your Service.

For purposes of this Agreement, the term “Direct Competitor” means any entity or other business concern that offers or plans to offer products or services that are materially competitive with any of the products or services being manufactured, offered, marketed, or are actively developed by the Company as of the date your Service with the Company ends. By way of illustration, and not by limitation, the following companies are Direct Competitors: Symantec, IBM, Verizon, FireEye, CISCO, NTT, CrowdStrike, iSight, and iDefense. You understand and agree that the foregoing list of Direct Competitors represents only an illustrative list of the Company’s Direct Competitors as of the date of execution of this Agreement, that other entities are Direct Competitors as of the date of this Agreement, and that other entities may become Direct Competitors in the future.

You understand and agree that neither this provision nor any other provision of this Agreement prohibits you from engaging in Conflicting Activities but only requires the forfeiture and/or repayment as set forth herein if you engage in Conflicting Activities. If you desire to engage in Conflicting Activities, you agree to seek written consent from the Company’s Vice President of Human Resources or equivalent position prior to engaging in the Conflicting Activities. If you enter into any business, employment, or service relationship during your Service or within the twelve (12) months following the termination of your Service, you agree to provide the Company sufficient information regarding the relationship to enable the Company to determine whether that relationship constitutes Conflicting Activities. You agree to provide such information within five (5) business days after entering into the business, employment, or service relationship.

Evidence of Issuance	The Company will issue your shares of Restricted Stock in the name set forth on the cover sheet. The issuance of the shares of Stock with respect to the Restricted Stock shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, by (i) book entry registration or (ii) issuance of one or more share certificates, with any unvested shares of Restricted Stock bearing the appropriate restrictions imposed by this Agreement and the Plan. As your interest in the shares of Restricted Stock vests, the recordation of the number of shares of Restricted Stock attributable to you will be appropriately modified if necessary.

Legends

If and to the extent that the shares of Restricted Stock are represented by share certificates rather than book entry, all certificates representing the shares of Restricted Stock issued under this Agreement shall, where applicable, have endorsed thereon the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING, FORFEITURE, AND OTHER RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

To the extent the shares of Restricted Stock are represented by a book entry, such book entry will contain an appropriate legend or restriction similar to the foregoing.

Code Section 83(b) Election

Under Code Section 83, the difference between the Purchase Price paid for the shares of Restricted Stock and their Fair Market Value on the date any forfeiture restrictions applicable to such shares lapse will be reportable as ordinary income at that time. For this purpose, “forfeiture restrictions” include the forfeiture as to unvested shares of Restricted Stock described above. You may elect to be taxed at the time the shares of Restricted Stock are acquired, rather than when such shares cease to be subject to such forfeiture restrictions, by filing an election under Code Section 83(b) with the Internal Revenue Service within thirty (30) days after the Grant Date. You will have to make a tax payment to the extent the Purchase Price is less than the Fair Market Value of the shares on the Grant Date. No tax payment will have to be made to the extent the Purchase Price is at least equal to the Fair Market Value of the shares on the Grant Date. The form for making this election is attached as Exhibit A hereto. Failure to make this filing within the thirty (30)-day period will result in the recognition of ordinary income by you (in the event the Fair Market Value of the shares as of the vesting date exceeds the Purchase Price) as the forfeiture restrictions lapse.

YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF. YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY CODE SECTION 83(b) ELECTION.

Withholding

You agree as a condition of this Agreement that you will make acceptable arrangements to pay any withholding or other taxes that may be due relating to the receipt or vesting of the shares of Restricted Stock, the receipt of dividends on the shares of Restricted Stock, or otherwise with respect to the shares of Restricted Stock. In the event that the Company or any Affiliate determines that any federal, state, local, or foreign tax or withholding payment is required relating to the receipt or vesting of the shares of Restricted Stock, the receipt of dividends on the shares of Restricted Stock, or otherwise with respect to the shares of Restricted Stock, the Company or any Affiliate shall have the right to (i) require you to tender a cash payment, (ii) deduct the tax or withholding payment from payments of any kind otherwise due to you, (iii) permit or require you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares of Stock to be delivered in connection with the shares of Restricted Stock to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligations directly to the Company or any Affiliate, or (iv) withhold the delivery of vested shares of Stock otherwise deliverable under this Agreement to meet such obligations, provided that, to the extent required to avoid adverse accounting consequences to the Company, the shares of Stock so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by Applicable Laws.

You agree that the Company or any Affiliate shall be entitled to use whatever method it may deem appropriate to recover such taxes. You further agree that the Company or any Affiliate may, as it reasonably considers necessary, amend or vary this Agreement to facilitate such recovery of taxes.

Trading Restrictions	If you are subject to any Company “blackout” policy or other trading restriction imposed by the Company (a “Restricted Period”) on an applicable vesting date under this Agreement, any vesting scheduled to occur on such date shall occur instead on the first subsequent date on which you are not subject to any such policy or restriction. For purposes of this provision, you acknowledge that you may be subject to a Restricted Period for any reason that the Company determines appropriate, including Restricted Periods generally applicable to employees or groups of employees or Restricted Periods applicable to you during an investigation of allegations of misconduct or Conduct Detrimental to the Company by you.

Stockholder Rights	You have the right to vote the shares of Restricted Stock and to receive any dividends declared or paid on such shares. Any stock distributions you receive with respect to unvested shares of Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be deemed to be a part of the Restricted Stock and subject to the same conditions and restrictions applicable thereto. Any cash dividends paid on unvested shares of Restricted Stock you hold on the record date for such dividend shall be paid to the Company and subject to the same conditions and restrictions applicable to your unvested shares of Restricted Stock; provided that, within thirty (30) days after the date on which the applicable shares of Restricted Stock vest in accordance with the terms of this Agreement, such dividend shall be paid to you, without interest. You will immediately and automatically forfeit such dividends to the extent that you forfeit the corresponding unvested shares of Restricted Stock. No adjustments to your

Stock shall be made for dividends, distributions, or other rights on or with respect to the Stock generally if the applicable record date for any such dividend, distribution, or right occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan. You may at any time obtain a copy of the prospectus related to your Award pursuant to this Agreement by accessing the prospectus at SecureWorks Corp., One Concourse Parkway, Suite 500, Atlanta, GA 30328. Additionally, you may receive a paper copy of the prospectus free of charge from the Company by contacting Stock Option Administration in writing at Stock Option Administration, SecureWorks Corp., One Concourse Parkway, Suite 500, Atlanta, GA 30328, (404) 486-4400 or e-mail Stock_Option_Administrator@SecureWorks.com.

No Right to Continued Employment or Other Service	This Agreement and the shares of Restricted Stock evidenced by this Agreement do not give you the right to expectation of employment or other Service by, or to continue in the employment or other Service of, the Company or any Affiliate. Unless otherwise specified in a written employment or other written compensatory agreement between you and the Company or an Affiliate, the Company or any Affiliate, as applicable, reserves the right to terminate your employment or other Service relationship with the Company or an Affiliate at any time and for any reason.

Corporate Activity	Your shares of Restricted Stock shall be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity, consistent with Article 16 of the Plan.

Clawback

The shares of Restricted Stock are subject to mandatory repayment by you to the Company in the circumstances specified in the Plan, including to the extent you are or in the future become subject to any Company “clawback” or recoupment policy or Applicable Laws that require the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or Applicable Laws.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under Applicable Laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of the Restricted Stock earned or accrued during the twelve (12)-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Governing Law & Venue

You understand and agree that the Company is a Delaware corporation with global operations and that your shares of Restricted Stock may be part of a contemporaneous grant of many similar awards to individuals located in numerous jurisdictions. You agree that this Agreement and the Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, United States of America, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of any other jurisdiction.

The exclusive venue for any and all disputes arising out of or in connection with this Agreement shall be New Castle County, Delaware, United States of America, and the courts sitting exclusively in New Castle County, Delaware, United States of America shall have exclusive jurisdiction to adjudicate such disputes. Each party hereby expressly consents to the exercise of jurisdiction by such courts and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to such laying of venue (including the defense of inconvenient forum).

Compliance with Foreign Exchange Laws	Local foreign exchange laws may affect your shares of Restricted Stock or the vesting of your shares of Restricted Stock. You are responsible for obtaining any exchange control approval that may be required in connection with such events. Neither the Company nor any of its Affiliates will be responsible for obtaining such approvals or liable for the failure on your part to obtain or abide by such approvals. This statement does not constitute legal or tax advice upon which you should rely. You should consult with your personal legal and tax advisers to ensure your compliance with local laws. You agree to comply with all Applicable Laws and pay any and all applicable taxes associated with the grant of, vesting of, or otherwise related to the shares of Restricted Stock.

The Plan

The text of the Plan is incorporated into this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the shares of Restricted Stock. Any prior agreements, commitments, or negotiations concerning the shares of Restricted Stock are superseded, except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement between you and the Company or an Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter.

Data Privacy	By accepting the shares of Restricted Stock, you consent to the collection, use and transfer of personal data as described in this paragraph. You understand that the Company and its Affiliates hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or equivalent, salary, nationality, job title, ownership interests or directorships held in the Company or its Affiliates, and details of all equity awards or other entitlements to shares of Stock awarded, cancelled, exercised, vested or unvested (“Data”). You further understand that the Company and its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that the Company and any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States. You authorize them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of Stock on your behalf, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any shares of Stock acquired under the Plan. You understand that you may, at any time, view such Data or require any necessary amendments to the Data.

Notice Delivery	By accepting the shares of Restricted Stock, you agree that notices may be given to you in writing either at your home or mailing address as shown in the records of the Company or an Affiliate or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the normal process employed by the Company or the Affiliate, as applicable, for communicating electronically with its employees.

Code Section 409A	The grant of shares of Restricted Stock under this Agreement is intended to comply with the “restricted property” exemption from Code Section 409A (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with the exemption. Notwithstanding anything to the contrary in the Plan or this Agreement, none of the Company, its Affiliates, the Board, or the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and none of the Company, its Affiliates, the Board, or the Committee will have any liability to you for such tax or penalty.

IPO Lock-Up	In connection with the Company’s initial public offering of Stock, unless you or the Company has a written agreement with the underwriters of the offering that provides otherwise, you agree not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, whether or not covered by this Award, or any securities convertible into or exercisable or exchangeable for shares of Common Stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, or agree to engage in any of the foregoing transactions, without the prior written consent of the Company and such underwriters, for such period of time after the date of the IPO prospectus as shall have been determined by the Company and such underwriters. You further agree to execute such agreements and instruments as may be reasonably requested by the Company or such underwriters that are consistent with this undertaking or that are necessary to give further effect to the undertaking.

By accepting this Agreement, you agree to all of

the terms and conditions described above and in the Plan.

Exhibit A

ELECTION UNDER SECTION 83(b) OF

THE INTERNAL REVENUE CODE

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address, and social security number of the undersigned taxpayer:

Name:

Address:

Social Security Number:

2.	Description of property with respect to which the election is being made:

                    shares of Class A common stock, par value $0.01 per share, of SecureWorks Corp., a Delaware corporation (the “Company”).

3.	The date on which the property was transferred is: , 20 .

4.	The taxable year to which this election relates is calendar year: 20 .

5.	Nature of restrictions to which the property is subject:

The shares of common stock are subject to the provisions of a Restricted Stock Agreement between the undersigned taxpayer and the Company. The shares of common stock are subject to forfeiture under the terms of the Restricted Stock Agreement.

6.	The fair market value of the property at the time of transfer (determined without regard to any lapse restriction) was: $ per share, for a total of $ .

7.	The amount paid by taxpayer for the property was: $ .

8.	A copy of this statement has been furnished to the Company.

Dated:             , 20

Print Name:

PROCEDURES FOR MAKING ELECTION

UNDER INTERNAL REVENUE CODE SECTION 83(b)

The following procedures must be followed with respect to the attached form for making an election under Internal Revenue Code section 83(b) in order for the election to be effective:

1.	You must file one copy of the completed election form with the IRS Service Center where you file your federal income tax returns within thirty (30) days after the Grant Date of your Restricted Stock.

2.	At the same time you file the election form with the IRS, you must also give a copy of the election form to the Stock Plan Administrator of the Company.

Exhibit B

SECUREWORKS CORP.

2016 LONG-TERM INCENTIVE PLAN

[See attached]